Exhibit 99.1

Media Contact:

Al Butkus - (816) 467-3616

Media Relations -  (816) 467-3000

Investor Contact:

Neala Clark - (816) 467-3562

AQUILA FIRST QUARTER NET LOSS REFLECTS COSTS
OF ENERGY MERCHANT WIND-DOWN, AS EXPECTED; RATE ACTIONS AND LOWER
EXPENSES CONTRIBUTE TO IMPROVED RESULTS IN DOMESTIC NETWORKS

Today’s Conference Call and Webcast Set for 9:00 a.m. Eastern Time

KANSAS CITY, MO, May 15, 2003 — Aquila, Inc. (NYSE: ILA) today reported first quarter results that reflect, as anticipated, the costs of winding down its wholesale energy trading business, while also seeing significantly improved results from its domestic utility networks.  Aquila had a fully diluted loss of $.27 per share for the first quarter of 2003, or a net loss of $51.9 million on sales of $579.3 million.  For the 2002 first quarter, the company had net income of $.32 per share, or $44.4 million on sales of $767.4 million, including earnings of $4.4 million from discontinued operations, net of tax.

The loss in 2003 is primarily due to trading and contract losses related to last year’s decision to exit the energy trading business, an increase in fixed capacity payments for merchant generation capacity, mark-to-market losses on certain long-dated forward contracts, and higher interest cost reflecting additional borrowings and higher interest rates due to the company’s non-investment grade credit rating.  The company also recorded $6.3 million in restructuring charges primarily connected with unfavorable interest rate swaps.

Earnings before interest and taxes (EBIT) from Domestic Networks increased 53 percent, reflecting cost control measures and rate adjustments that took effect in two states after the first quarter of 2002.  Lower results from International Networks reflect the October 2002 sale of all Aquila’s interests in New Zealand and an unfavorable regulatory decision regarding depreciation of its network assets in Alberta, Canada.

-more-

AQUILA FIRST QUARTER

“As planned, in 2003 we are continuing our transition from being a major participant in the energy trading sector to concentrating on our core utility operations in the United States,” said Richard C. Green, Jr., Aquila’s chairman and chief executive officer.  “We will continue following our restructuring plan throughout 2003 and 2004.”

Restructuring Charges

Aquila recorded restructuring charges of $6.3 million in the first quarter of 2003.  These included a $5.3 million restructuring charge to exit portions of interest rate swaps related to construction financing arrangements for two merchant power plants.  In conjunction with the company’s recent refinancing, debt related to these facilities was paid down and the interest rate swaps were no longer necessary.  The company reduced its position and realized the loss associated with the cancelled portion of the unfavorable swaps.  In April 2003, Aquila repaid the outstanding balances on the debt and incurred an additional $17.5 million of expense to exit the remaining swap positions, which will be recognized in the second quarter results.

During the 2003 first quarter, the company also recorded $1.0 million of severance costs following the elimination of approximately 128 positions at Aquila’s telecommunications business, Everest Connections.  As a result of the recent restructuring at Everest, Aquila expects to incur approximately $1.3 million in additional restructuring charges for severance and other related costs in the second quarter of 2003.

Financing Update

In April 2003, the company reached a new financing agreement to replace its maturing credit facilities and other obligations, as previously announced.  This two-part financing package consisted of two secured loan facilities — a 364-day $200 million loan to Aquila’s Australian operations and a $430 million three-year term loan to Aquila.  Upon closing of the Australian asset sale, the $200 million, 364-day loan will be repaid.

Domestic Networks

Domestic Networks reported first quarter EBIT of $70.6 million in 2003, compared to $46.1 million a year earlier.  Results reflect $6.4 million of additional EBIT from interim rate increases in Michigan and Iowa.  Operating expense decreased $24.5 million year to year, primarily due to labor and benefit savings and lower administrative expenses as a result of Aquila’s 2002 restructuring.  In addition, Everest Connections’ EBIT was $2.8 million higher in the 2003 quarter due primarily to an increase in customers.  The business recently has become self-funded and cash-flow positive, following a decision in the fourth quarter of 2002 to halt network expansion activities and focus solely on customer retention and new customer acquisition to the existing Everest network.  Everest will meet its own cash flow needs going forward.

Results in the 2002 period included EBIT of $8.1 million from Aquila’s ownership interest in Quanta Services, Inc.  However, due to Aquila’s reduced ownership position in 2003, it could no longer record equity earnings from Quanta Services for accounting purposes.  During the first quarter of 2003, Aquila sold its remaining interest in Quanta.

International Networks

International Networks reported EBIT of $10.6 million for the first quarter of 2003 compared to $33.6 million in the 2002 quarter.  The drop reflects a $31.1 million decrease in sales due to a reduction in electric rates for 2002 and 2003, offset by a decrease of $16.8 million in depreciation and amortization related to the Alberta network assets due to a change in regulatory treatment.  Equity in earnings of investments decreased $7.2 million in 2003 compared to the 2002 first quarter, primarily due to the October 2002 sale of the company’s interest in UnitedNetworks Limited in New Zealand.  Aquila’s investment in UnitedNetworks contributed equity earnings of $8.4 million in the first quarter of 2002.

Capacity Services

Capacity Services reported a loss before interest and taxes of $48.7 million for the first quarter of 2003 compared to EBIT of $2.2 million in the 2002 quarter.  The loss resulted primarily from a $21.4 million decrease in mark-to-market gains that occurred in 2002 but did not recur due to lower spark spreads in the forward market.  In addition, there were $16.0 million of non-cash mark-to-market losses on long-dated forward contracts in the 2003 quarter.

In connection with its merchant power plants, Aquila makes fixed capacity payments evenly throughout the year.  For the first quarter of 2003, capacity payments increased by $11.5 million compared to a year earlier as new plants became operational late in 2002.  This additional capacity was utilized on a limited basis at prices that were not sufficient to cover the fixed capacity payments.

Wholesale Services

Wholesale Services reported a loss before interest and taxes of $52.6 million in the 2003 first quarter compared to EBIT of $21.5 million a year earlier.  Aquila announced its intention to exit from the wholesale energy trading business in last year’s second quarter and did not add to its trading portfolio in the first quarter of 2003.

The $52.6 million loss before interest and taxes included a non-cash loss of approximately $27.0 million related to the sale of all of the capacity under certain long-term gas transportation contracts at substantially less than Aquila’s future commitments.  The loss was recognized for accounting purposes, however, the cash associated with the loss will be paid out over the life of the contract.  In addition, there were $5.9 million of losses related to terminating additional trading contracts in the 2003 first quarter.  The remaining first quarter 2003 margin losses stem from mark-to-market losses and unfavorable settlements related to Aquila’s trading portfolio, including highly structured rainfall, streamflow and load base fixed price sale transactions.

Wholesale Services’ operating expense decreased $35.8 million compared to a year earlier, primarily due to labor and benefit savings and related reductions in operating costs resulting from the exit from Aquila’s wholesale energy trading operations.

Asset Sales

Continuing its program of asset sales that was begun in 2002, Aquila announced on April 22 that it had reached an agreement to sell its interests in all of its Australian investments – Multinet Gas, United Energy and AlintaGas – for approximately US$589 million, which after fees, expenses and taxes is projected to yield net cash proceeds of approximately US$445 million at closing targeted for third quarter of 2003.

With the closing of the Australia sale, Aquila will have generated $1.7 billion in proceeds from its asset sale program.  Proceeds from asset sales will continue to be used to reduce liabilities and fund working capital needs.

Corporate and Other

Corporate and Other reported a loss before interest and taxes of $1.1 million for the first quarter of 2003, compared to a loss before interest and taxes of $16.7 million in 2002.  The improved results are primarily due to $16.5 million of foreign currency gains in 2003, reflecting favorable movements in the Australian and New Zealand dollar exchange rates.

Interest expense increased $16.5 million in the first quarter of 2003 compared to the prior year’s quarter.  The increase resulted primarily from higher interest costs related to the $500.0 million of senior notes that Aquila issued in July 2002 and $287.5 million of senior notes it issued in February 2002.  These increases were offset in part by the retirement of debt outstanding in Australia and New Zealand in late 2002 and early 2003 and the conversion of the premium equity participating securities to common equity in November 2002.

Income tax benefits increased $32.5 million in 2003 compared to the first quarter of 2002, primarily due to Aquila’s loss before income taxes in 2003 compared to earnings and certain regulatory adjustments that were made in the first quarter of 2002.

Discontinued Operations

In 2002 and early 2003, Aquila sold its Texas natural gas storage facility, its Texas and Mid-Continent natural gas pipeline systems, including its natural gas and natural gas liquids processing assets and its ownership interest in the Oasis Pipe Line Company, its coal terminal and handling facility and its Merchant loan portfolio.  The results of operations of those assets are now reported as discontinued operations.  They earned $4.4 million in the first quarter of 2002.

Conference Call, Webcast and Additional Information

Aquila will host a conference call and webcast today at 9:00 a.m. Eastern Time in which senior executives will review 2003 first quarter results and outlook.  Participants will be Chief Executive Officer Rick Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on Investors to find the webcast link.  Listeners should allow at least five minutes to register and access the presentation.  For those unable to listen to the live broadcast, replays will be available for two weeks, beginning approximately two hours after the presentation.  Web users can go to the Investors section of the Aquila website, www.aquila.com, and choose Presentations & Webcasts.  Replay will also be available by telephone through May 22 at 800-405-2236 in the United States, and at 303-590-3000 for international callers.  Callers must enter the access code 538347 when prompted.

Additional supplemental information, including income statements by business segment, consolidated cash flow statement, consolidated balance sheet and statistical information, is available at www.aquila.com.  Choose the “Financial Performance” link in the “Investors” box on Aquila’s home page.

Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution networks serving customers in seven states and in Canada, the United Kingdom and Australia.  The company also owns and operates power generation assets.  At March 31, 2003, Aquila had total assets of $8.7 billion.  More information is available at www.aquila.com.

“EBIT”

Aquila uses the term earnings before taxes and interest (“EBIT”) as a performance measure for segment financial analysis.  The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity or other performance measures used under generally accepted accounting principles.  In addition, the term may not be comparable to similarly titled measures used by other companies.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended March 31
In millions, except per share amounts	2003	2002
Sales	$579.3	$767.4
Cost of sales	431.2	438.1

Gross profit	148.1	329.3

Operating expenses	167.1	222.7
Restructuring charges	6.3	—
Gain on asset sales	(2.2)	—
Depreciation and amortization expense	45.0	53.6

Total operating expenses	216.2	276.3
Equity in earnings of investments	24.5	32.3
Minority interest in income of subsidiaries	—	2.5
Other income (expense)	22.4	(1.1)

Earnings (loss) before interest and taxes	(21.2)	86.7

Total interest expense	65.1	48.6
Income tax benefit	(34.4)	(1.9)

Earnings (loss) from continuing operations	(51.9)	40.0

Earnings from discontinued operations, net of tax	—	4.4

Net income (loss)	$(51.9)	$44.4

Weighted average shares outstanding – diluted	194.1	138.3

Earnings (loss) per share from continuing operations – diluted	$(.27)	$.29

Earnings per share from discontinued operations – diluted	—	.03

Net income (loss) per share – diluted	$(.27)	$.32

AQUILA, INC.

Earnings Before Interest and Taxes (EBIT)

In millions	3 Months Ended March 31,		Favorable (Unfavorable)
	2003	2002
Global Networks:
Domestic Networks:
Utilities	$75.0	$45.0	$30.0
Quanta Services	(.2)	8.1	(8.3)
Communications	(4.2)	(7.0)	2.8
Total Domestic Networks	70.6	46.1	24.5
International Networks	10.6	33.6	(23.0)
Total Global Networks	81.2	79.7	1.5
Merchant Services:
Capacity Services	(48.7)	2.2	(50.9)
Wholesale Services	(52.6)	21.5	(74.1)
Total Merchant Services	(101.3)	23.7	(125.0)
Corporate and Other	(1.1)	(16.7)	15.6
Total EBIT	$(21.2)	$86.7	$(107.9)

AQUILA, INC.

Consolidated Balance Sheets

In millions	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$489.4	$441.7
Restricted cash	267.9	493.9
Accounts receivable, net	1,250.9	1,672.8
Price risk management assets	485.6	545.2
Other current assets	903.0	920.6
Total current assets	3,396.8	4,074.2
Property, plant and equipment, net	3,265.4	3,180.6
Investments in unconsolidated subsidiaries	904.4	914.9
Price risk management assets	588.7	491.6
Other assets	593.8	597.9
Total Assets	$8,749.1	$9,259.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$354.2	$530.7
Short-term debt	307.0	301.0
Accounts payable	1,196.4	1,616.6
Price risk management liabilities	448.2	469.5
Other current liabilities	718.5	679.1
Total current liabilities	3,024.3	3,596.9
Long-term debt, net	2,401.0	2,398.0
Deferred income taxes and credits	431.4	423.0
Price risk management liabilities	385.4	282.8
Long-term gas contracts	645.7	671.2
Other liabilities	249.3	279.4
Common shareholders’ equity	1,612.0	1,607.9
Total Liabilities and Shareholders’ Equity	$8,749.1	$9,259.2

###